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Exhibit 4.1

EXECUTION COPY

AMENDMENT
TO
CREDIT AGREEMENT

        This AMENDMENT, dated as of June 30, 2006 (this "Amendment") is entered into among THE HERTZ CORPORATION, a Delaware corporation (together with its successors and assigns, the "Parent Borrower"), DEUTSCHE BANK AG, NEW YORK BRANCH ("DBNY"), as administrative agent (the "Administrative Agent"), and the other parties signatory hereto.

        WHEREAS, the Parent Borrower has entered into that certain CREDIT AGREEMENT, dated as of December 21, 2005 (as it may be amended, amended and restated, supplemented or otherwise modified, the "Credit Agreement") among the Parent Borrower, the Lenders from time to time party thereto, the Administrative Agent, DBNY, as collateral agent, LEHMAN COMMERCIAL PAPER INC., as syndication agent, and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, as documentation agent.

        WHEREAS, the terms used herein, including in the preamble and recitals hereto, not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Credit Agreement;

        WHEREAS, the Parent Borrower has requested that the Credit Agreement be amended as more fully set forth herein;

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Parent Borrower, the Lenders and the Administrative Agent agree as follows:

ARTICLE ONE: AMENDMENTS

        As of the Amendment Effective Date (as defined in Article Two hereof), the Credit Agreement shall be amended as set forth in this Article One.

        1.     Section 1.1 of the Credit Agreement (Definitions) is hereby amended by inserting in such Section the following definitions in their appropriate alphabetical order:

        "Available Amount": the sum, without duplication, of

    (a) 50% of the Available CNI Amount accrued during the period (treated as one accounting period) beginning on October 1, 2005 to the end of the most recent fiscal quarter for which consolidated financial statements of the Parent Borrower are available (or, in case such Available CNI Amount shall be a negative number, 100% of such negative number); plus

    (b) the aggregate Net Proceeds and the fair value (as determined in good faith by the board of directors of the Parent Borrower) of property or assets received (x) by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock (as defined in the Senior Note Indenture as in effect on the Closing Date)) after the Closing Date (other than Excluded Contributions) or (y) by the Parent Borrower or any Restricted Subsidiary from the issuance and sale by the Parent Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Parent Borrower or any Parent Entity, plus the amount of any cash and the fair value (as determined in good faith by the board of directors of the Parent Borrower) of any property or assets, received by the Parent Borrower or any Restricted Subsidiary upon such conversion or exchange; minus

    (c) the sum of (i) the aggregate amount of dividends, payments and distributions made after the Closing Date pursuant to subsection 8.7(g) and (ii) the aggregate amount of Investments made after the Closing Date pursuant to subsection 8.9(q) and then outstanding.

    For purposes of the foregoing and subsections 8.9(p) and 8.9(q), the amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent Borrower's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Investments outstanding at any time pursuant to subsection 8.9(q) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Available Amount pursuant to paragraph (a) above, such portion of such amount or value shall not be so included.

  "Available CNI Amount": for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, that there shall not be included in such Available CNI Amount:

    (a) any net income (loss) of any Person that is not a Restricted Subsidiary of the Parent Borrower, except that (i) subject to the limitations contained in clause (c) below, the Parent Borrower's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below) and (ii) the Parent Borrower's equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its Restricted Subsidiaries in such Person;

    (b) solely for purposes of determining the amount available for payments under clause (a) of the definition of "Available Amount", any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Borrower by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Additional Senior Notes under the Senior Indenture, the Senior Subordinated Notes, the Senior Indenture or the Senior Subordinated Indenture and (iii) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that (A) subject to the limitations contained in clause (c) below, the Parent Borrower's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Available CNI Amount up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary;

    (c) any gain or loss realized upon the sale or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction)

    that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the board of directors of the Parent Borrower);

    (d) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any related transactions, and any acquisition, merger or consolidation after the Closing Date);

    (e) the cumulative effect of a change in accounting principles;

    (f) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness;

    (g) any unrealized gains or losses in respect of any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements);

    (h) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

    (i) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

    (j) to the extent otherwise included in such Available CNI Amount, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any Subsidiary owing to the Parent Borrower or any Subsidiary; and

    (k) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

  In the case of any unusual or nonrecurring gain, loss or charge not included in such Available CNI Amount pursuant to clause (d) above in any determination thereof, the Parent Borrower will deliver an officer's certificate to the Administrative Agent promptly after the date on which such Available CNI Amount is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

  In addition, for purposes of clause (a) of the definition of "Available Amount", the Available CNI Amount for any period ending on or prior to the Closing Date shall be determined based upon the net income (loss) reflected in the consolidated financial statements of the Parent Borrower for such period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary, and the Transactions shall not constitute a sale or disposition under clause (c) above, for purposes of such determination.

  "Available Excluded Contribution Amount": the aggregate amount of Excluded Contributions, minus the sum of (i) the aggregate amount of dividends, payments and distributions made after the Closing Date pursuant to subsection 8.7(h) and (ii) the aggregate amount of Investments made after the Closing Date pursuant to subsection 8.9(r) and then outstanding.

  "Brazilian Indebtedness": Indebtedness permitted by subsection 8.2(v) of (a) Car Rental System do Brasil Locacão de Veículos Ltda or any successor in interest thereto and/or (b) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil.

  "Consolidated Funded Indebtedness": at the date of determination under subsection 7.10, all long term debt (including the current portion thereof) of the Parent Borrower and its consolidated

  Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower's consolidated balance sheet.

  "Consolidated Quarterly Tangible Assets": as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at the end of any fiscal quarter of the Parent Borrower for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Tangible Assets": as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Parent Borrower for which a calculation thereof is available, divided by (y) four; provided, that Consolidated Tangible Assets shall not be less than $14,426,000,000.

  "Excluded Contribution": Net Proceeds, or the Fair Market Value of property or assets, received by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock (as defined in the Senior Note Indenture as in effect on the Closing Date)) of the Parent Borrower, in each case to the extent designated as an Excluded Contribution by the Parent Borrower and not previously included in the calculation of Available CNI Amount for purposes of determining whether a dividend, payment or distribution may be made pursuant to subsection 8.7(g) or an Investment may be made pursuant to subsection 8.9(q).

  "Fair Market Value": with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the board of directors of the Parent Borrower, whose determination will be conclusive.

  "Most Recent Four Quarter Period": the four fiscal quarter period of the Parent Borrower ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Parent Borrower have been (or have been required to be) delivered under subsection 7.1(a) or (b).

  "Net Proceeds": with respect to any issuance or sale of any securities of the Parent Borrower or any Subsidiary by the Parent Borrower or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

  "Restricted Subsidiary": as such term is defined in the Senior Indenture, as of the date hereof.

  "Senior Indenture": the Indenture governing the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014, dated December 21, 2005, among CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee.

  "Unrestricted Subsidiary": as such term is defined in the Senior Indenture, as of the date hereof.

        2.     The definition of "Cumulative Excess Cash Flow" in Section 1.1 of the Credit Agreement (Definitions) is hereby amended by (a) deleting "in any period", (b) adding the words "(but not less than zero in any period)" after "and Excess Cash Flow" and (c) adding the following sentence at the end of the definition:

        For purposes of such calculation, Excess Cash Flow shall be calculated without reduction for any amount applied as contemplated by clause (b) of the definition of the term "Not Otherwise Applied."

        3.     The definition of "Foreign Fleet Financing Documents" in Section 1.1 of the Credit Agreement (Definitions) is hereby amended by adding the words "or otherwise governing the terms thereof." at the end thereof.

        4.     The definition of "GAAP" in Section 1.1 of the Credit Agreement (Definitions) is hereby amended by adding the following language after the words "in subsections 8.1, 8.2 and 8.8 and all defined terms relating thereto,":

  and the defined terms "Available CNI Amount," "Consolidated Quarterly Tangible Assets" and "Consolidated Tangible Assets,"

        5.     Section 5.1(a) of the Credit Agreement (Financial Condition) is hereby amended by deleting the word "Hertz" and replacing it with the words "the Parent Borrower" in the first sentence.

        6.     Section 5.13(b) of the Credit Agreement (ERISA) is hereby amended by adding a ")" after the word "Authorities" and before the ";" in clause (e).

        7.     Section 5.17 of the Credit Agreement (Purpose of Loans) is hereby amended by adding the words "and ABL Facility Loans" after the words "Assumed Indebtedness" in the second sentence.

        8.     Section 7.1(b)(y) of the Credit Agreement (Financial Statements) is hereby amended by deleting the word "audited" and replacing it with the word "unaudited".

        9.     Section 7.9(a) of the Credit Agreement (After-Acquired Real Property and Fixtures) is hereby amended by adding the word "thereon" after the words "With respect to any owned real property or fixtures" in the first sentence.

        10.   Section 7.9(c) of the Credit Agreement (After-Acquired Real Property and Fixtures) is hereby amended by adding the words "or any Subsidiary of a Foreign Subsidiary" after the words "Special Purpose Subsidiary" in the second to last parenthetical phrase in clause (i).

        11.   Section 8.2(e)(i) of the Credit Agreement (Limitation on Indebtedness) is hereby amended by deleting the words "subclause (c) thereof" in clause (2) of the proviso and replacing them with "subclause (C) thereof".

        12.   Section 8.3(h) of the Credit Agreement (Limitation on Liens) is hereby amended by (a) adding the words "or refinance" after the word "finance" in clause (i) and (b) adding the words "or refinanced" after the word "financed" in clause (ii) of the proviso.

        13.   Section 8.3(j) of the Credit Agreement (Limitation on Liens) is hereby amended by (a) deleting the word "or" before clause (ii) thereof and replacing it with "," and (b) adding ", or (iii) contemplated by subsection 8.2(t)(ii)" at the end of clause (ii) thereof immediately prior to ";".

        14.   Section 8.3(r) of the Credit Agreement (Limitation on Liens) is hereby amended by (a) deleting the word "or" before the words "Guarantee Obligations" and replacing it with a "," and (b) adding the following words to the end of the sentence ", or other liabilities or obligations of the applicable Subsidiary not prohibited by this Agreement;"

        15.   Section 8.3(t)(i) of the Credit Agreement (Limitation on Liens) is hereby amended by adding the words "(or Guarantee Obligations of such Indebtedness permitted by Section 8.4(m))" after the words "Liens securing Indebtedness permitted by subsection 8.2(e)" in the first sentence.

        16.   Section 8.3(t)(iii) of the Credit Agreement (Limitation on Liens) is hereby amended by deleting the number "$52,000,000" in the proviso and replacing it with the number "$75,000,000".

        17.   Section 8.4(o) of the Credit Agreement (Limitation on Guarantee Obligations) is hereby amended by deleting the words "permitted by" in clause (ii) of the proviso and replacing them with the words "outstanding under".

        18.   Section 8.6 of the Credit Agreement (Limitation on Sale of Assets) is hereby amended by adding the following language (and the existing clauses (i) and (j) contained in Section 8.6 of the Credit Agreement shall be recaptioned as clauses (j) and (k), respectively):

    (i) the sale or other Disposition of (x) the properties listed as items 2, 11, 18, 20, 21, 24, 36, 39, 42 and 48 on Schedule 5.8 and (y) the property located at 350 South Hale Avenue, Escondido, California;

        19.   Section 8.7 of the Credit Agreement (Limitation on Dividends) is hereby amended by deleting the word "and" at the end of clause (e) thereof and deleting clause (f) in its entirety and replacing it with the following:

    (f) in addition to cash dividends, payments and distributions expressly permitted by this subsection 8.7, the Parent Borrower may make cash dividends, payments and distributions in an aggregate amount not to exceed 1.0% of Consolidated Tangible Assets less any Investments made pursuant to Section 8.9(p) and then outstanding;

    (g) the Parent Borrower may pay or make any other dividend, payment or distribution in an amount not exceeding the Available Amount immediately prior to the time of the payment or making of such dividend, payment or distribution; provided that no Default or Event of Default has occurred and is continuing or would result therefrom; and

    (h) the Parent Borrower may pay or make any other dividend, payment or distribution in an amount not exceeding the Available Excluded Contribution Amount immediately prior to the time of the payment or making of such dividend, payment or distribution.

        20.   Section 8.9 of the Credit Agreement (Limitation on Investments) is hereby amended by (a) inserting the words "(other than any such consideration securing Indebtedness as permitted by subsection 8.3(t)(i))" after the words "Loan Party" where it appears in the proviso to clause (j) and (b) inserting the words "(other than any such securities or other property securing Indebtedness as permitted by subsection 8.3(t)(i))" after the words "Loan Party" where it appears in the proviso to clause (m).

        21.   Section 8.9(k) of the Credit Agreement (Limitations on Investments, Loans and Advances) is hereby amended by deleting the words "at any time" where it first appears and inserting the words "outstanding at any time" after the number "$20,000,000".

        22.   Section 8.9 of the Credit Agreement (Limitations on Investments, Loans and Advances) is hereby amended by replacing clause (p) in its entirety with the following and recaptioning existing clause (q) as (s):

    (p) in addition to Investments otherwise expressly permitted by this subsection 8.9, investments by the Parent Borrower or any of its Subsidiaries in an aggregate amount outstanding at any time not to exceed the greater of (x) 1.0% of Consolidated Tangible Assets less any cash dividends, payments or distributions made pursuant to Section 8.7(f) and (y) $400,000,000; provided that (in the case of this clause (y)) such amount shall be increased by the amount of Cumulative Excess Cash Flow Not Otherwise Applied (which shall be available for use hereunder only at any time that the Consolidated Leverage Ratio of the Parent Borrower for the Most Recent Four Quarter Period less than or equal to 3.75 to 1.00);

    (q) any Investment in an amount that does not exceed the Available Amount immediately prior to the time of the making of such Investment; provided that no Default or Event of Default has occurred and is continuing or would result therefrom;

    (r) any Investment in an amount that does not exceed the Available Excluded Contribution Amount immediately prior to the time of the making of such Investment; and

        23.   Section 8.10(b)(iv) of the Credit Agreement (Limitation on Certain Acquisitions) is hereby amended by inserting the words "of the Parent Borrower for the Most Recent Four Quarter Period" immediately after the words "Consolidated Leverage Ratio".

        24.   Section 8.12 of the Credit Agreement (Limitation on Sale and Leaseback Transactions) is hereby amended by deleting the section in its entirety and replacing it with the following:

    8.12 Limitation on Sale and Leaseback Transactions.    Enter into any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries that is a Loan Party of real or personal property which has been or is to be sold or transferred by the Parent Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary, which sale or transfer occurs more than 90 days after the acquisition of such property by the Parent Borrower or any such Subsidiary (any of such arrangements, a "Sale and Leaseback Transaction"), unless:

    (a) the property sold and/or leased pursuant to such Sale and Leaseback Transaction consists of Rental Car Vehicles and/or related rights and/or assets;

    (b) any lease entered into pursuant to such Sale and Leaseback Transaction constitutes Indebtedness permitted by subsection 8.2(e);

    (c) such Sale and Leaseback Transaction involves property with a book value of $5,000,000 or less (and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons); or

    (d) (i) the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to the consummation of the Sale and Leaseback Transaction and the application of the proceeds thereof, with the Consolidated Leverage Ratio set forth in subsection 8.1(a), recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower for which the relevant information is available as if such Sale and Leaseback Transaction had been consummated on the first day of the relevant period for testing such compliance (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and to be evidenced by a certificate in form and substance reasonably satisfactory to the Administrative Agent signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) at least three Business Days prior to the consummation of such Sale and Leaseback Transaction), (ii) the lease entered into by the Parent Borrower or any of its Subsidiaries in connection with such Sale and Leaseback Transaction is either (x) a Financing Lease or (y) a lease the payments under which will be treated as an operating expense for purposes of determining EBITDA, and (iii) an amount equal to 100% of the Net Cash Proceeds of such Sale and Leaseback Transaction is applied in accordance with subsection 4.4(b)(iv).

        25.   Section 8.14(a) (Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents) is hereby amended by deleting the words "most recently completed fiscal period" and replacing them with the words "Most Recent Four Quarter Period".

        26.   Section 8.16 of the Credit Agreement (Limitation on Negative Pledge Clauses) is hereby amended by deleting the language in clause (b) after the words "or acquired thereby)," and replacing it with the following:

    (c) any agreement governing or relating to Indebtedness permitted by subsection 8.2(e) (in which case, any prohibition or limitation shall only be effective against the property, assets and revenues financed or refinanced thereby or securing such Indebtedness as permitted by subsection 8.3(t), and any property, assets and revenues not constituting Collateral and securing such Indebtedness as permitted by other provisions of subsection 8.3), (d) operating leases of real property entered into in the ordinary course of business, or (e) agreements relating to or arising out of Vehicle Rental Concession Rights.

        27.   Section 9(e)(A)(i)(x) of the Credit Agreement (Events of Default) is hereby amended by adding the words ", and excluding any Brazilian Indebtedness" after the words "the Reimbursement Amount."

        28.   Section 9(e)(A)(i)(y) of the Credit Agreement (Events of Default) is hereby amended by adding the words "(other than any Guarantee Obligation in respect of Brazilian Indebtedness)" after the words "in the payment of any Guarantee Obligation".

        29.   Section 9(e)(A)(ii) of the Credit Agreement (Events of Default) is hereby amended by: (a) adding the words ", and excluding any Brazilian Indebtedness" after the words "the Reimbursement Amount", and (b) adding the words "(other than any Guarantee Obligation in respect of Brazilian Indebtedness)" after the words "or Guarantee Obligation".

ARTICLE TWO: CONDITIONS PRECEDENT TO EFFECTIVENESS

        Each provision set forth in Article One hereof shall be effective as of the date (with respect to each such provision, the "Amendment Effective Date") on which each of the following conditions with respect to each provision shall have been satisfied:

        1.     The Parent Borrower, the Administrative Agent and the requisite Lenders shall have indicated their consent by the execution and delivery of the signature pages to the Administrative Agent.

        2.     The Guarantors shall have indicated their consent to the Amendment by the execution and delivery of the Consent (the "Consent") attached hereto as Annex I, dated the date hereof, by and among the Guarantors.

        3.     The Parent Borrower shall have paid all fees due to the Administrative Agent, the Collateral Agent and Deutsche Bank Securities Inc.

ARTICLE THREE: REPRESENTATIONS AND WARRANTIES

        In order to induce the Agents and Lenders to enter into this Amendment, the Parent Borrower represents and warrants to each Agent and each Lender, that:

        1.    Representations and Warranties.    As of the Amendment Effective Date, each of the representations and warranties made by any Loan Party pursuant to this Amendment or any other Loan Document (or in any amendment, modification or supplement thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Amendment or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

        2.    Corporate Power and Authority.    As of the Amendment Effective Date, the Parent Borrower has the corporate power and authority, and the legal right, to enter into and perform this Amendment. The execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate action on the part of the Parent Borrower.

        3.    No Conflict; Governmental Consents.    The execution and delivery by the Parent Borrower of this Amendment, and performance by the Parent Borrower of the Credit Agreement as amended hereby, will not (a) violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, or (b) result in, or require, the creation or imposition of any Lien (other than any Lien permitted by subsection 8.3 of the Credit Agreement) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

        4.    Binding Obligation.    (a) This Amendment constitutes a legal, valid and binding obligation of the Parent Borrower, enforceable against the Parent Borrower in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        (b)   The Consent, when executed and delivered by each Guarantor, will constitute a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        5.    No Default.    As of the Amendment Effective Date, no Default or Event of Default has occurred and is continuing.

ARTICLE FOUR: MISCELLANEOUS

        1.     The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Other than in accordance with Section 8.5 of the Credit Agreement, the Parent Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender. No Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 11.6 of the Credit Agreement.

        2.     Except as expressly amended hereby, the Credit Agreement and all other documents, agreements and instruments relating thereto are and shall remain unmodified and in full force and effect and are hereby ratified and confirmed. On and after the Amendment Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in the Notes to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument.

        3.     Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        4.     The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Loan Documents.

        5.     Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

        6.     THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        7.     This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

        [The remainder of this page is intentionally left blank.]

THE HERTZ CORPORATION
By:	/s/ HAROLD E. ROLFE Name: Harold E. Rolfe Title: Senior Vice President, General Counsel and Secretary

DEUTSCHE BANK AG, NEW YORK BRANCH as Administrative Agent,
By:	/s/ SUSAN LEFEVRE Name: Susan LeFevre Title: Director
By:	/s/ EVELYN THIERRY Name: Evelyn Thierry Title: Vice President

ANNEX I

CONSENT OF GUARANTORS

        Each of the undersigned is a Guarantor of the Borrower Obligations of each Borrower pursuant to the Guarantee and Collateral Agreement (as defined in the Credit Agreement) and hereby (a) consents to the foregoing Amendment, (b) acknowledges that, notwithstanding the execution and delivery of the foregoing Amendment, the Guarantor Obligations of such Guarantor are not impaired or affected and all guaranties made by such Guarantor pursuant to the Guarantee and Collateral Agreement and all Liens granted by such Guarantor as security for the Guarantor Obligations of such Guarantor pursuant to the Guarantee and Collateral Agreement continue in full force and effect, and (c) confirms and ratifies its obligations under each of the Loan Documents executed by it. Capitalized terms used herein without definition shall have the meanings given to such terms in the Amendment to which this Consent is attached or in the Credit Agreement referred to therein or in the Guarantee and Collateral Agreement, as applicable.

        IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Consent of Guarantors as of the 30th day of June 2006.

(Signature pages follow)

HERTZ INVESTORS, INC.
By:	/s/ HAROLD E. ROLFE
Name: Harold E. Rolfe
Title: Vice President and Secretary
HERTZ EQUIPMENT RENTAL CORPORATION
By:	/s/ HAROLD E. ROLFE
Name: Harold E. Rolfe
Title: Vice President and Secretary
BRAE HOLDING CORP.
By:	/s/ HAROLD E. ROLFE
Name: Harold E. Rolf
Title: Vice President and Secretary

HERTZ CLAIM MANAGEMENT CORPORATION
By:	/s/ ROBERT H. RILLINGS
Name: Robert H. Rillings
Title: Treasurer
HCM MARKETING CORPORATION
By:	/s/ ROBERT H. RILLINGS
Name: Robert H. Rillings
Title: Treasurer
HERTZ LOCAL EDITION CORP.
By:	/s/ HAROLD E. ROLFE
Name: Harold E. Rolfe
Title: Secretary
HERTZ LOCAL EDITION TRANSPORTING, INC.
By:	/s/ HAROLD E. ROLFE
Name: Harold E. Rolfe
Title: Secretary
HERTZ GLOBAL SERVICES CORPORATION
By:	/s/ HAROLD E. ROLFE
Name: Harold E. Rolfe
Title: Vice President and Secretary
HERTZ SYSTEM, INC.
By:	/s/ HAROLD E. ROLFE
Name: Harold E. Rolfe
Title: Vice President and Secretary

HERTZ TECHNOLOGIES, INC.
By:	/s/ HAROLD E. ROLFE
Name: Harold E. Rolfe
Title: Secretary
HERTZ TRANSPORTING, INC.
By:	/s/ HAROLD E. ROLFE
Name: Harold E. Rolfe
Title: Vice President and Secretary
SMARTZ VEHICLE RENTAL CORPORATION
By:	/s/ HAROLD E. ROLFE
Name: Harold E. Rolfe
Title: Vice President and Secretary

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AMENDMENT TO CREDIT AGREEMENT
ARTICLE ONE: AMENDMENTS
ARTICLE TWO: CONDITIONS PRECEDENT TO EFFECTIVENESS
ARTICLE THREE: REPRESENTATIONS AND WARRANTIES
ARTICLE FOUR: MISCELLANEOUS
CONSENT OF GUARANTORS